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
                        STRADLING YOCCA CARLSON & RAUTH
                          A PROFESSIONAL CORPORATION                     SAN FRANCISCO OFFICE
                               ATTORNEYS AT LAW                         44 MONTGOMERY STREET,
                     660 NEWPORT CENTER DRIVE, SUITE 1600                     SUITE 2950
                     NEWPORT BEACH, CALIFORNIA 92660-6441          SAN FRANCISCO, CALIFORNIA 94104
                           TELEPHONE (949) 725-4000                        TELEPHONE  (415) 765-9180
                           FACSIMILE (949) 725-4100                        FACSIMILE  (415) 765-9187

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                                 July 8, 1999


Cortex Pharmaceuticals, Inc.
15241 Barranca Parkway
Irvine, California  92618

          Re:      Registration Statement on Form S-8

Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Cortex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,056,451 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's 1996 Stock Incentive Plan (the "Plan").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that the 1,056,451 shares of Common Stock to be issued under the Plan against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,


                                 /s/ STRADLING YOCCA CARLSON & RAUTH